Exhibit 99.1

                        News From

                        REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523

Federal Signal Corporation Completes Sale of Federal Signal Technologies Group

To 3M for $110 Million

Oak Brook, Ill., September 4, 2012 – Federal Signal Corporation (NYSE:FSS) announced today that it has completed the sale of its Federal Signal Technologies Group (“FSTech”) business to 3M Company (NYSE:MMM) for $110 million in cash, subject to working capital adjustments in favor of 3M of approximately $6 million. $22 million of the proceeds will be deposited into escrow to secure Federal Signal’s indemnification obligations to 3M post-closing. The transaction will allow the Company to take advantage of certain provisions in its debt agreements which permit prepayment without penalty. The company will immediately repay $75 million of outstanding debt with proceeds from the transaction.

Dennis Martin, Federal Signal’s president and chief executive officer stated, “I would like to thank all of the talented employees of FSTech for their innovative contributions and leadership in the intelligent transportation industry. I am confident that the partnership between FSTech and 3M will be a mutually rewarding one.” As for the impact of the sale on Federal Signal, Mr. Martin stated, “The timing of the transaction provides us with a valuable opportunity to prepay debt at par, and to refinance the balance of remaining indebtedness in February of 2013. In addition to positively transforming our balance sheet, the sale will allow us to concentrate our focus on profitable growth in our core businesses of industrial and municipal equipment and safety and security solutions.”

Jefferies & Co., Inc. advised Federal Signal on the transaction, and Thompson Coburn LLP served as Federal Signal’s legal counsel.

About Federal Signal

Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the company operates three groups: Safety and Security Systems, Environmental Solutions, and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.

This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission.

Contact: William Barker +1-630-954-2000, wbarker@federalsignal.com

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